AMENDMENT TO ASSET PURCHASE AGREEMENT DATED MAY 1, 2000

Date: December 15, 2000

Seller: Del Marva Fisheries (Principals: Richard L. Sheriff, James L. Gischel and Theodore F. Bayer)

Buyer: PowerNomics Enterprise Corp.

         This amendment to the Asset Purchase Agreement (APA) dated May 1, 2000 is effective upon execution by both parties. All terms and conditions of the APA dated May 1, 2000 remain the same except as follows:

         1. Paragraph 1 shall be amended to add new paragraph (C) as follows:
"The Buyer will make a $100,000 payment to the Seller on the obligation, on or before December 31, 2000. The balance of $755,000 will carry an interest rate equal to the prime rate at December 31, 2000, for a period not to exceed 90 days from December 31, 2000."

           2. The first sentence of paragraph number four (4) of the APA shall be deleted and replaced with: "Settlement shall be made on or before March 31, 2001."


BUYER:  POWERNOMICS ENTERPRISE CORPORATION


By:____________________________             Witness:_____________________
           W. Thomas Lomax


SELLER:  DEL MARVA FISHERIES



By:____________________________             Witness:_____________________
           Richard L. Sheriff



By:____________________________
           James L. Gischel



By:____________________________
           Theodore F. Bayer